UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 14, 2023

ALLIED HEALTHCARE PRODUCTS, INC.
(Exact name of Company as specified in its charter)

Delaware	0-19266	25-1370721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1720 Sublette Avenue, St. Louis, Missouri (Address of principal executive offices)	63110 (Zip Code)

Company’s telephone number, including area code
(314) 771-2400

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Company is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01	AHPI	The NASDAQ Stock Market, LLC

Item 1.01 Entry into a Material Definitive Agreement

On March 14, 2023, Summit Financial Resources, LLC (“Summit”) sold and assigned its interest in the existing Loan and Security Agreement, dated February 27, 2017, by and between Summit and Allied Healthcare Products, Inc. (the “Company”) as previously amended (the “Credit Agreement”) to Sterling Commercial Credit, LLC (“Sterling”). Simultaneously with the assignment of the Credit Agreement from Summit to Sterling, the Company entered into a 9th Amendment to the Credit Agreement with Sterling. The 9th Amendment amends the Credit Agreement as follows:

-	The maximum availability under the Credit Agreement has been increased to $2,500,000.00 and the Company may now include inventory in the borrowing base;
-	The interest rate on outstanding amounts was amended to 6.5% over the prime rate, as defined in the Credit Agreement;
-	The accounts receivable administration fee was amended to 0.6%;
-	The maturity date of the Credit Agreement was extended to September 9, 2023; and
-	The Company paid a fee associated with the 9th Amendments of $50,000.

As part of the 9th Amendment, the Company acknowledged that defaults existed under the Credit Agreement due to the following events and circumstances:

-	The occurrence of a material adverse effect under the Credit Agreement due to the Company’s notice to employees pursuant to the Worker Adjustment and Retraining Notification Act on December 19, 2022,
-	The resignations of the Company’s President and Chief Executive Officer, Joe Ondrus and Vice President - Operations, Kevin Kroupa which caused a change of control under the Credit Agreement;
-	The Company’s failure, on or prior to February 19, 2023 to comply with the following covenants that were part of the Sixth Amendment to Loan and Security Agreement which was executed on January 30, 2023: (a) enter into an agreement with a stalking horse bidder for the sale of the Company’s business; (b) enter into an agreement for an alternative restructuring transaction in regards to the Company’s business and/or assets; or (c) engage an auctioneer to facilitate the sale of the Company’s machinery, equipment, and Inventory, and
-	The Company’s failure to provide notice of its receipt of certain payments on accounts and deliver over such receipts pursuant to the Credit Agreement.

Pursuant to the 9th Amendment, Sterling granted forbearance with respect to the above events of default until the earlier to occur of March 27, 2023, or the occurrence of any new event of default under the Credit Agreement. As a result, the loan has not been accelerated and the Company remains able to borrow under the Credit Agreement. At the time of the execution of the 9th Amendment there was $1,840.40 outstanding under the Credit Agreement.

The foregoing summary of the 9th Amendment is qualified in its entirety by reference to the Ninth Amendment to Loan and Security Agreement, a copy of which is filed herewith as Exhibit 99.1, and incorporated by reference herein.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosures in Item 1.01 above are incorporated in this Item 2.04 by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities

As previously reported, on December 19, 2022, the Board of Directors of Allied Healthcare Products, Inc. (the “Company”) approved a reduction in force that will impact employees of its St. Louis, Missouri manufacturing facilities and certain employees of its administrative offices. Affected employees have been provided pre-termination notices as required by the federal Worker Adjustment and Retraining Notification (“WARN”) Act and applicable state laws. The reduction in force was adopted in response to the Company’s ongoing losses from operations. At the time of the notice, the reduction in force was expected to result in the termination of substantially all of the Company’s union employees, which would have triggered withdrawal liabilities owed to certain multiemployer pension plans which were most recently estimated by such pension plans to be $17.5 million.

On March 16, 2023, the Company announced that its restructuring efforts have resulted in the retention of 72 employees at its St. Louis headquarters location, including 37 union production employees. The Company is in ongoing discussions with the multiemployer pension plans regarding the status of its withdrawal liability, however it is the Company’s position that the retention of the union employees means such withdrawal liability has not been triggered at this time.

Item 2.06 Material Impairments

The disclosures in Item 2.05 above are incorporated in this Item 2.06 by reference.

Item 8.01 Other Events

A copy of the Company’s press release discussing the recent results of its restructuring efforts is filed herewith as Exhibit 99.2, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit Number	Description

99.1	Ninth Amendment to Loan and Security Agreement, dated effective as of March 14, 2023, by and between Allied Healthcare Products, Inc. and Sterling Commercial Credit, LLC, successor in interest to Summit Financial Resources, LLC

99.2	Press release of the Company, dated March 16, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIED HEALTHCARE PRODUCTS, INC.

Date: March 16, 2023	By:	/s/ Daniel C. Dunn
Daniel C. Dunn
Chief Financial Officer